State of Delaware
Secretary of State
Division of Corporations
Delivered 02:25 PM 09/21/2015
FILED 02:25 PM 09/21/2015
SR 20150200804 - File Number 5471602

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Leng Universal, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

See page attached named "Amendment to Corporation's Article's of Incorporation." See Exhibit A

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of September, 2015.

By: [signature]
Authorized Officer

Title: CEO

Name: CHUN PAO LENG
Print or Type

Exhibit A

Amendment to the Corporation's Articles of Incorporation

That the Corporation's Certificate of Incorporation be amended by deleting Article 4 in its entirety and replacing it with the following:

"ARTICLE 4

This Corporation is authorized to issue shares as follows:

Seventy-five Million (75,000,000) shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

Upon the effective time ("**Effective Time**") of the filing of this Certificate of Amendment, each one (1) share of the Corporation's Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into five thousand (35,000) fully paid, non-assessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such five thousand-to-one (35,000-to-1) ratio) (the "**Forward Stock Split**").

Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("**Old Certificates**") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Forward Stock Split